INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Summit Bancorp. on Form S-4 of our report dated January 21, 1999, appearing in and incorporated by reference in the Annual Report on Form 10-K of NMBT CORP for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in this Proxy Statement-Prospectus, which is part of this Registration Statement.


/s/Deloitte & Touche, LLP
Stamford, Connecticut
December 21, 1999